Exhibit 99.1

Hyperscale Data Announces “At-the-Market” Offering of Preferred Stock

LAS VEGAS--(BUSINESS WIRE) –February 13, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), announced today that it has established an “at-the-market” equity offering program (the “Offering”) under which it may sell, from time to time, shares of its 13% Series D Cumulative Redeemable Perpetual Preferred Stock (the “Preferred Stock”) for aggregate gross proceeds of up to approximately $35.4 million. The shares of Preferred Stock will be offered through Wilson-Davis & Co., Inc., which will act in its capacity as sales agent (the “Agent”).

Pursuant to a sales agreement with the Agent, sales of shares of the Company’s Preferred Stock may be made in transactions that are deemed to be “at-the-market” offerings, including sales made by means of ordinary brokers' transactions on the NYSE American or otherwise at market prices prevailing at the time of sale or as agreed to with the Agent.

The Company intends to use a majority of the net proceeds from this offering, if any, to acquire Bitcoin and potentially to purchase precious metals, including gold, silver and/or copper. The Company also intends to use a smaller amount of the proceeds for working capital and general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock. As of the date hereof, the Company cannot predict with certainty all of the particular uses for the net proceeds from this offering, if any. As a result, Hyperscale Data’s management will have broad discretion regarding the timing and application of the net proceeds from this offering.

The shares of Preferred Stock described above are being offered pursuant to a shelf registration statement (File No. 333-291595), which became effective on December 11, 2025. Such shares of Preferred Stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Before making an investment in these securities, potential investors should read the prospectus supplement and the accompanying prospectus for more complete information about the Company and the Offering. Potential investors may obtain these documents for free by visiting EDGAR on the U.S. Securities and Exchange Commission's website at www.sec.gov. Alternatively, potential investors may contact the Agent, which will arrange to send them these documents: Wilson-Davis, Attention: Tony White, Vice President, 236 So. Main Street, Salt Lake City, UT 84101, telephone: (801) 532-1313, email: twhite@wdco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the fourth quarter of 2026. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235